Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793

GLATFELTER REPORTS FIRST QUARTER 2017 EARNINGS

YORK, Pennsylvania – May 2, 2017 – Glatfelter (NYSE: GLT) today reported first quarter of 2017 net income of $11.6 million, or $0.26 per diluted share compared with $16.2 million, or $0.37 per diluted share in the first quarter of 2016.  Adjusted earnings for the first quarter of 2017 were $17.2 million, or $0.39 per diluted share compared with $16.3 million, or $0.37 per diluted share, for the same period a year ago.  Adjusted earnings is a non-GAAP measure for which a reconciliation is provided within this release.

Consolidated net sales totaled $390.7 million and $402.2 million for the three months ended March 31, 2017 and 2016, respectively. Lower selling prices and foreign currency translation unfavorably impacted the quarter-over-quarter comparison by $6.8 million each.

“Glatfelter’s overall results for the first quarter were in line with expectations,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “Our engineered materials businesses reported a strong opening to 2017.  Composite Fibers returned to growth after a challenging 2016, as demand improved in all market segments, including tea, single-serve coffee and wall covering products.  This improved demand, when combined with our cost optimization program, drove a 29% increase in Composite Fibers’ operating income over the prior-year period.  Advanced Airlaid Materials continued to show healthy margin expansion as volumes improved over the previous year and further production efficiencies from continuous improvement initiatives resulted in an 8% increase in operating income.  The Specialty Papers business unit’s performance continues to be challenged by highly competitive market conditions, despite improved productivity and cost reduction actions.”

Mr. Parrini continued, “We are making significant progress in our initiatives to manage costs and drive continuous improvement throughout our organization.  Specifically, our Composite Fibers business is on track to deliver $10 million in savings this year through the cost optimization program we began in the fourth quarter of 2016.  We also remain committed to investing in our growth platforms.  The build-out of our new facility in Fort Smith, Arkansas, is proceeding as expected and is positioned to support the growth opportunities for our Advanced Airlaid Materials business, with start-up expected late this year.”

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Glatfelter Reports First Quarter 2017 Earnings	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended March 31
	2017		2016
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$11,603	$0.26	$16,168	$0.37
Adjustments (pre-tax)
Specialty Papers' environmental compliance	2,264		37
Airlaid capacity expansion costs	1,958		56
Cost optimization actions	2,013		88
Total adjustments (pre-tax)	6,235		181
Income taxes (1)	(682)		(56)
Total after-tax adjustments	5,553	0.12	125	-
Adjusted earnings	$17,156	$0.39	$16,293	$0.37

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

First Quarter Business Unit Results

Composite Fibers

	Three months ended March 31
Dollars in thousands	2017	2016	Change

Tons shipped	38,787	36,912	1,875	5.1%
Net sales	$125,104	$123,542	$1,562	1.3%
Operating income	14,438	11,187	3,251	29.1%
Operating margin	11.5%	9.1%

Composite Fibers’ net sales increased $1.6 million, or 1.3%, primarily due to a 5.1% increase in shipping volumes partially offset by a $5.7 million unfavorable impact from currency translation and $1.9 million from lower selling prices.

Composite Fibers’ first quarter of 2017 operating income totaled $14.4 million, an increase of $3.3 million compared to the year-ago period primarily due to higher volumes and a $4.1 million benefit from improved operating efficiencies including the impact of the Company’s cost optimization program.  These favorable factors were partially offset by higher raw material and energy costs and foreign currency translation.

Advanced Airlaid Materials

	Three months ended March 31
Dollars in thousands	2017	2016	Change

Tons shipped	24,826	24,543	283	1.2%
Net sales	$59,838	$60,790	$(952)	(1.6)%
Operating income	7,092	6,552	540	8.2%
Operating margin	11.9%	10.8%

Advanced Airlaid Materials’ net sales decreased $1.0 million in the year-over-year comparison primarily due to a $1.1 million unfavorable impact from currency translation and $0.4 million of lower selling prices reflecting the impact of cost pass-through arrangements.  Shipping volumes increased 1.2%, primarily due to continued growth of wipes and personal hygiene products.

Glatfelter Reports First Quarter 2017 Earnings	page 3

Operating income for the first quarter of 2017 totaled $7.1 million, or 8.2% higher than the comparable period a year ago.  Results benefited by $1.2 million from higher volumes and improved productivity required to meet growing demand.  Foreign currency translation reduced operating income by $0.3 million.

Specialty Papers

	Three months ended March 31
Dollars in thousands	2017	2016	Change

Tons shipped	197,223	205,783	(8,560)	(4.2)%
Net sales	$205,772	$217,887	$(12,115)	(5.6)%
Energy and related sales, net	1,129	666	463	69.5%
Operating income	13,249	14,975	(1,726)	(11.5)%
Operating margin	6.4%	6.9%

Specialty Papers’ net sales decreased $12.1 million, or 5.6%, due to a 4.2% decrease in shipping volumes and a $4.5 million impact from lower selling prices.

Specialty Papers’ operating income totaled $13.2 million in the first quarter of 2017, a decrease of $1.7 million compared with the same period a year ago.  A $3.6 million benefit from improved operations and cost control initiatives was more than offset by the adverse impact of lower selling prices and $1.2 million of higher raw material and energy costs.

Other Financial Information

In the first quarter of 2017, the Company recorded a provision for income taxes of $6.0 million on pre-tax income of $17.6 million.  On adjusted earnings, the provision for income taxes totaled $6.7 million on adjusted pre-tax earnings of $23.9 million.  The effective tax rate on adjusted earnings was 28.1% in the first quarter of 2017 compared to 23.9% in the same quarter a year ago.  The higher effective tax rate reflects the adverse impact of an increase in unrecognized tax benefits and valuation allowances for deferred tax assets.

Balance Sheet and Other Information

Cash and cash equivalents totaled $57.2 million as of March 31, 2017, and net debt was $352.7 million compared with $317.2 million at the end of 2016.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2017 and 2016 are summarized below:

Capital Expenditures	Three months ended March 31
In thousands	2017	2016

Specialty Papers' environmental compliance projects	$7,694	$14,393
Airlaid capacity expansion	9,550	13,686
Other capital expenditures	19,539	15,215
Total capital expenditures	$36,783	$43,294

Specialty Papers’ environmental compliance projects were completed during the first quarter of 2017.

Adjusted free cash flow for the first three months of 2017, was $(12.0) million compared with $(8.1) million in 2016.  (Refer to the calculation of these measures provided in this release.)

Glatfelter Reports First Quarter 2017 Earnings	page 4

Outlook

Composite Fibers’ shipping volumes in the second quarter of 2017 are expected to be approximately 5% higher than the first quarter.  Selling prices are expected to be in-line with the first quarter and raw material and energy prices are expected to increase slightly.

Advanced Airlaid Materials’ shipping volumes are expected to be slightly higher than the 2017 first quarter.  Selling prices and raw material and energy prices are expected to be in-line with the first quarter.

Specialty Papers’ shipping volumes in the second quarter are expected to be slightly below the first quarter of 2017. Selling prices are expected to decline slightly.  We anticipate raw material and energy prices to increase slightly.  The Company also plans to complete the annual maintenance outages at its U.S. facilities in the second quarter of 2017, which are expected to adversely impact operating income by approximately $22.0 million to $24.0 million compared with $26.3 million in the second quarter of 2016.  In addition, to manage inventory levels, the Company expects to incur approximately $3 million of costs due to market related downtime in excess of the first quarter of 2017.

Consolidated capital expenditures are expected to total between $125 million and $140 million for 2017.

The effective tax rate on adjusted earnings is expected to be approximately 28% in 2017 compared with 16.5% for 2016.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first quarter results.  The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below.  Information related to the conference call is as follows:

What:	Glatfelter’s 1th Quarter 2017 Earnings Release Conference Call

When:	Tuesday, May 2, 2017, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	7452452

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	May 2, 2017, 2:00 p.m. through May 16, 2017, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	7452542

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in the cost to construct the new airlaid facility and the availability and costs of a qualified workforce, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, and market growth rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements

Glatfelter Reports First Quarter 2017 Earnings	page 5

speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company employs over 4,300 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended March 31
In thousands, except per share	2017	2016
Net sales	$390,713	$402,218
Energy and related sales, net	1,129	666
Total revenues	391,842	402,884
Costs of products sold	334,913	345,041
Gross profit	56,929	57,843
Selling, general and administrative expenses	35,086	31,858
Losses on dispositions of plant, equipment
and timberlands, net	32	24
Operating income	21,811	25,961
Non-operating income (expense)
Interest expense	(4,008)	(4,116)
Interest income	113	91
Other, net	(279)	(700)
Total other expense	(4,174)	(4,725)
Income before income taxes	17,637	21,236
Income tax provision	6,034	5,068
Net income	$11,603	$16,168

Earnings per share
Basic	$0.27	$0.37
Diluted	0.26	0.37
Cash dividends declared
per common share	$0.13	$0.125
Weighted average shares outstanding
Basic	43,583	43,521
Diluted	44,493	43,871

Glatfelter Reports First Quarter 2017 Earnings	page 6

Business Unit Financial Information

(unaudited)

Three months ended March 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Net sales	$125.1	$123.5	$59.8	$60.8	$205.8	$217.9	$—	$—	$390.7	$402.2
Energy and related sales, net	—	—	—	—	1.1	0.7	—	—	1.1	0.7
Total revenue	125.1	123.5	59.8	60.8	206.9	218.6	—	—	391.8	402.9
Costs of products sold	99.6	101.2	50.5	52.2	180.1	191.1	4.7	0.5	334.9	345.0
Gross profit (loss)	25.5	22.3	9.3	8.6	26.8	27.5	(4.7)	(0.5)	56.9	57.8
SG&A	11.1	11.1	2.2	2.0	13.6	12.5	8.2	6.3	35.1	31.9
Losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	—	—	—	—
Total operating income (loss)	14.4	11.2	7.1	6.6	13.2	15.0	(12.9)	(6.8)	21.8	26.0
Non operating expense	—	—	—	—	—	—	(4.2)	(4.7)	(4.2)	(4.7)
Income (loss) before income taxes	$14.4	$11.2	$7.1	$6.6	$13.2	$15.0	$(17.1)	$(11.5)	$17.6	$21.2

Supplementary Data
Net tons sold (thousands)	38.8	36.9	24.8	24.5	197.2	205.8	—	—	260.8	267.2
Depreciation, depletion and amortization	$6.8	$7.1	$2.3	$2.3	$7.2	$6.7	$1.0	$0.5	$17.3	$16.6
Capital expenditures	4.7	6.3	10.6	14.7	18.3	22.0	3.2	0.3	36.8	43.3

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Three months ended March 31
In thousands	2017	2016

Cash Flow Data
Cash provided (used) by:
Operating activities	$7,561	$11,441
Investing activities	(36,783)	(43,561)
Financing activities	30,479	(4,098)

Depreciation, depletion and amortization	17,282	16,646
Capital expenditures	36,783	43,294

	March 31	December 31
	2017	2016
Balance Sheet Data
Cash and cash equivalents	$57,227	$55,444
Total assets	1,574,766	1,521,259
Total debt	409,886	372,608
Shareholders’ equity	668,786	653,826

Glatfelter Reports First Quarter 2017 Earnings	page 7

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  For purposes of determining adjusted earnings, the following items are excluded:

•

Specialty Papers environmental compliance. These adjustments reflect non-capitalized, one-time costs incurred by the business unit directly related to the compliance with the U.S. EPA Best Available Retrofit Technology rule and the Boiler Maximum Achievable Control Technology rule.  This adjustment includes costs incurred during the transition period in which the newly installed equipment was brought on-line.

•	Airlaid capacity expansion costs. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Ft. Smith, Arkansas.

•

Cost optimization actions. This adjustment reflects charges incurred in connection with initiatives to optimize the cost structure of certain business units in response to changes in business conditions.  The costs are primarily related to headcount reduction efforts, asset write-offs and certain contract termination costs.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended March 31
In thousands	2017	2016

Cash from operations	$7,561	$11,441
Less: Capital expenditures	(36,783)	(43,294)
Add back: Airlaid capacity expansion	9,550	13,686
Add back: Specialty Papers' environmental compliance projects	7,694	14,393
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	—	(4,277)
Adjusted free cash flow	$(11,978)	$(8,051)

Net Debt	March 31	December 31
In thousands	2017	2016

Current portion of long-term debt	$9,416	$8,961
Long term debt	400,470	363,647
Total	409,886	372,608
Less: Cash	(57,227)	(55,444)
Net Debt	$352,659	$317,164